Exhibit 10.10

Director Non-Compete Agreement

This Director Non-Compete Agreement (“Agreement”) is entered into by and between Aspire Biopharma Inc., a Puerto Rico corporation, with its principal place of business located at 194 Candelaro Drive, #233, Humacao, Puerto Rico 00791 (the “Employer” or “Company”), on behalf of itself, its current, past, and future, parents, subsidiaries, and other corporate affiliates, and its or their successors or assigns (collectively referred to herein as, the “Employer Group”), and [*] (the “Director”), residing at [*] (the Employer and the Director are collectively referred to as the “Parties”), as of February 7, 2025 (the “Effective Date”).

In consideration of the Director’s employment by the Employer as a Director, which the Director acknowledges to be good and valuable consideration for the Director’s obligations under this Agreement, the Employer Group and the Director agree as follows:

1. Confidential Information. The Director understands and acknowledges that during the course of employment by the Employer Group, the Director will have access to and learn about Confidential Information, as defined below.

(a) Confidential Information Defined.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, technologies, databases, compilations, device configurations, embedded data, metadata, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, Director lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

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The Director understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Director understands and agrees that Confidential Information includes information developed by the Director in the course of the Director’s employment by the Employer Group as if the Employer Group furnished the same Confidential Information to the Director in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Director, provided that the disclosure is through no direct or indirect fault of the Director or person(s) acting on the Director’s behalf.

(b) Employer Group Creation and Use of Confidential Information.

The Director understands and acknowledges that the Employer Group has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its Directors, and improving its offerings in the field of pharmaceuticals. The Director understands and acknowledges that as a result of these efforts, Employer Group has created and continues to use and create Confidential Information. This Confidential Information provides Employer Group with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Director agrees and covenants:

(i) to treat all Confidential Information as strictly confidential;

(ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other Directors of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of the Director’s authorized employment duties to the Employer Group or with the prior consent of the Chief Executive Officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as required in the performance of the Director’s authorized employment duties to the Employer Group or with the prior consent of the Chief Executive Officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

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The Director understands and acknowledges that the Director’s obligations under this Agreement regarding any particular Confidential Information begin immediately when the Director first has access to the Confidential Information (whether before or after beginning employment with the Employer Group) and shall continue during and after the Director’s employment by the Employer Group until the time that the Confidential Information has become public knowledge other than as a result of the Director’s breach of this Agreement or breach by those acting in concert with the Director or on the Director’s behalf.

(d) Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Director will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If the Director files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Director may disclose the Employer’s trade secrets to the Director’s attorney and use the trade secret information in the court proceeding if the Director:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(e) Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Director shall promptly provide written notice of any such order to an authorized officer of the Employer Group.

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Nothing in this Agreement prohibits or restricts the Director (or Director’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or authority/the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). The Director further understands that this Agreement does not limit the Director’s ability to communicate with any securities regulatory agency or authority/Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority/Government Agency in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies/to the SEC staff or any other securities regulatory agency or authority.

Nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, the Director from discussing the terms and conditions of Director’s employment with co-workers or union representatives/exercising Director’s rights under Section 7 of the National Labor Relations Act (NLRA)/exercising protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.

2. Restrictive Covenants.

(a) Acknowledgment of Legitimate Business Interests. The Director understands and acknowledges that:

(i) the nature of Director’s position gives the Director access to and knowledge of Confidential Information and places the Director in a position of trust and confidence with the Employer Group;

(ii) the Director will obtain knowledge and skill relevant to the Employer Group’s industry, methods of doing business, and marketing strategies by virtue of the Director’s employment;

(iii) the intellectual or artistic; and

(iv) the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure by the Director is likely to result in unfair or unlawful competitive activity.

(b) Non-Competition.

Because of Employer Group’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Director, the receipt and sufficiency of which is acknowledged, during the Restricted Period, the Director agrees and covenants not to engage in Prohibited Activity within the Restricted Territory.

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“Restricted Period” means the period of Director’s employment with the Employer Group and twelve (12) months immediately following the termination of Director’s employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary.

“Restricted Territory” means the United States of America in the pharmaceuticals industry

“Prohibited Activity” is activity in which the Director contributes the Director’s knowledge, directly or indirectly, in whole or in part, as an Director, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity in competition with the Employer Group/engaged in the same or similar business as the Employer Group, including those engaged in the business of pharmaceuticals. Prohibited Activity also includes activity that may require or inevitably require the use or disclosure of trade secrets, proprietary information, or other Confidential Information.

Nothing in this Agreement shall prohibit Director from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Director is not a controlling person of, or a member of a group that controls, such corporation.

This Section does not, in any way, restrict or impede the Director from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Director shall promptly provide written notice of any such order to the Chief Executive Officer.

(c) Non-Solicitation of Directors.

The Director understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its Directors and that the loss of Directors would cause significant and irreparable harm to the Employer. The Director agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any Director of the Employer Group.

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This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Director merely updates the Director’s LinkedIn profile or connects with a Covered Director on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision. This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Director from discussing the terms and conditions of Director’s employment with co-workers or union representatives/exercising Director’s rights under Section 7 of the National Labor Relations Act (NLRA)/exercising protected rights that cannot be waived by agreement.

(d) Non-Solicitation of Customers.

The Director understands and acknowledges that because of the Director’s experience with and relationship to the Employer Group, the Director will have/has had and will continue to have access to and will learn/has learned and will continue to learn about much or all of the Employer Group’s Customer Information, including, but not limited to, Confidential Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales/services.

The Director understands and acknowledges that: (i) the Employer Group’s relationships with its customers is of great competitive value; (ii) the Employer Group has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (iii) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer Group.

The Director agrees and covenants, for a period of 12 months immediately following the termination of the Director’s employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary/during the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, or any other social media platform, whether or not in existence at the time of entering into this agreement, or meet with the Employer Group’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer Group. However, it will not be deemed a violation of this Agreement if the Director merely updates the Director’s LinkedIn profile, or connects with a covered customer or former customer on Facebook or LinkedIn, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision.

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This restriction shall only apply to:

●	Customers or prospective customers the Director serviced or solicited/contacted in any way during the last 12 months of the Director’s employment.

●	Customers about whom the Director has trade secret or confidential information.

●	Customers who became customers during the Director’s employment with the Employer Group.

●	Customers about whom the Director has information that is not available publicly.

3. Non-Disparagement. The Director agrees and covenants that the Director will not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its Directors, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or at any time in the future/during the employment relationship and for 12 months after the termination of the Director’s employment for any reason.

This Section does not, in any way, restrict or impede the Director from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the Director’s Section 7 rights under the NLRA, including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperating in ULP investigations, and rights to report possible securities law violations to the SEC or other securities regulators, without notice to the Employer Group, and rights to discuss or disclose information regarding a sexual assault or sexual harassment dispute arising after the date of this Agreement , and rights under the State of Delaware..

This Section also does not prevent the Director from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

4. Reasonableness and Other Director Acknowledgments. The Director further acknowledges and agrees that:

(a) the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer Group including but not limited to those described in Section 2(a) above);

(b) the Director will be reasonably able to earn a living without violating the terms of this Agreement;

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(c) the Director will not be subject to undue hardship by reason of the Director’s full compliance with the terms and conditions of this Agreement or the Employer Group’s enforcement of it;

(d) the amount of the Director’s compensation reflects, in part, the Director’s obligations and the Employer Group’s rights under this Agreement;

(e) the Director has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection with this Agreement;

(f) this Agreement is not a contract of employment and shall not be construed as a commitment by either Party to continue an employment relationship for any certain time period;

(g) the Director has been given five days to review and consider this Agreement before signing it/commencing employment; and

(h) by this writing, the Director has been advised of the right to consult with counsel before signing it.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the “at-will” status of the employment relationship between the Employer Group and the Director, pursuant to which either the Employer Group or the Director may terminate the employment relationship at any time, with or without cause, and with or without notice.

5. Remedies. In the event of a breach or threatened breach by the Director of any of the provisions of this Agreement, the Director hereby consents and agrees that money damages would not afford an adequate remedy and that the Employer Group shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

6. Successors and Assigns; Survival.

(a) Assignment by the Employer Group.

To the extent permitted by state law, Director consents that the Employer Group may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer Group. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.

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(b) No Assignment by the Director.

The Director may not assign this Agreement or any part hereof. Any purported assignment by the Director shall be null and void from the initial date of purported assignment.

(c) Survival.

The Parties’ rights and obligations under this Agreement survive the termination of Director’s employment with the Employer Group and any employment contract entered into in connection with that employment.

7. Warranty. Director represents and warrants that the Director is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Director’s ability to undertake the obligations and expectations of employment with the Employer Group.

8. Choice of Law and Forum Selection. This Agreement, including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of Delaware (including[its statutes of limitations and , without giving effect to any conflict of laws provision that would require or permit the laws of any jurisdiction other than the State of Delaware to apply. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Director and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Director and by the Employer’s Chief Executive Officer. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

11. Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement.

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The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

14. Tolling. If the Director violates any of the terms of the restrictive covenant obligations in this Agreement, the obligation at issue will begin to run from the first date on which the Director ceases to be in violation of the obligation/the restriction period/Restricted Period for all such restrictions shall automatically be extended by the period the Director was in violation of them.

15. Attorneys’ Fees. If the Director breaches any of the terms of the restrictive covenant obligations in this Agreement, to the extent authorized by state law, the Director will be responsible for payment of all reasonable attorneys’ fees and costs the Employer Group incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

16. No Preparation for Competition. During the term of the Director’s employment, Director agrees not to undertake preparations for competitive activity prohibited by this Agreement.

17. Notice. If and when Director’s employment with Employer Group terminates, whether voluntarily or involuntarily, Director agrees to provide to any subsequent employer a copy of this Agreement. In addition, Director authorizes Employer Group to provide a copy of this Agreement to third parties, including but not limited to, Director’s subsequent, anticipated, or possible future employer.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

ASPIRE BIOPHARMA INC.

By
	Name:	Kraig Higginson
	Title:	Chief Executive Officer

DIRECTOR

Signature:____________________________

Print Name:____________________________